                             Exhibit 10.22
RESTRICTED STOCK UNIT AGREEMENT

To:	[NAME]

You are hereby awarded, effective as of the Date of Grant, restricted stock units (each a “RSU” and collectively the “RSUs”) set forth below, each representing the right to receive shares of common stock, $.001 par value (“Common Stock”), of Modivcare Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2006 Long‐Term Incentive Plan, as amended from time to time (the “Plan”), subject to the terms and conditions specified below in this Restricted Stock Unit Agreement (“Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

Effective Date of Grant: [DATE]

Total of Shares Granted: [NUMBER]

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the RSUs:

Restrictions and Forfeiture Vesting
The RSUs are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to your estate or upon your death. Any purported transfer in violation of this paragraph shall be void ab initio. Such shares, once vested, are subject to the Company’s applicable anti-hedging and anti-pledging policies. All awards are subject to Modivcare’s clawback policies.

Except as set forth below, if your Continuous Service terminates for any reason, your unvested RSUs will be immediately forfeited.

Subject to the restrictions set forth in the Plan, the Administrator (as defined in the Plan) shall have the authority, in its discretion, to accelerate the vesting schedule applicable to your RSUs, whenever the Administrator may determine that such action is appropriate by reason of changes in applicable tax or other laws, or other changes in circumstances occurring after the Date of Grant, provided no acceleration will be permitted if it would cause the RSUs issued under this Agreement to not comply with the requirements of Section 409A (as defined below).

Assuming you provide Continuous Service as an Employee (as defined in the Plan) of the Company or an Affiliate of the Company from the Date of Grant through the applicable Vesting Date included below, your RSUs shall become vested on the applicable Vesting Dates set forth in the schedule below.

Vesting Dates	Number of RSUs that Vest
[DATE]	[NUMBER]
[DATE]	[NUMBER]
[DATE]	[NUMBER]

Settlement
Your RSUs that become vested pursuant to the vesting schedule set forth above shall be settled by the Company's issuance to you, within ten (10) business days following the applicable Vesting Date, one Share for each RSU that vests on such Vesting Date, subject to the satisfaction of any required tax withholding obligations and the other conditions described below. Upon such settlement, your rights in respect of such vested RSU shall be extinguished.

Change in Control
Notwithstanding the Plan and the vesting schedule set forth above, in the event of a Change in Control, your unvested RSUs shall continue to vest according to the vesting schedule set forth above and the terms of the Plan. In the case of a Change in Control Termination, your unvested RSUs will become vested immediately upon the occurrence of a Change in Control Termination. For the purpose of this provision, a "Change in Control Termination" refers to the termination of your Continuous Service by the Company or its successor without Cause within the period starting 30 days before and concluding one year following a Change in Control. In the event a Change in Control Termination, your RSUs that become vested shall be settled by the Company's issuance to you, within thirty (30) business days following the Change in Control Termination, one Share for each RSU that vests on the date of your Change in Control Termination, subject to the satisfaction of any required tax withholding obligations and the other conditions described below. Upon such settlement, your rights in respect of such vested RSU shall be extinguished

Continuous Service
"Continuous Service," as defined in this context, refers to the uninterrupted and unbroken tenure of your employment as an Employee (as defined in the Plan) with the Company or any Affiliate. If you serve as an Employee of an Affiliate, your Employment will be considered terminated if the Affiliate, for which you are an Employee, ceases to be an Affiliate of the Company—unless, on that date, you transition to being an Employee of the Company or another Affiliate of the Company. Service remains unbroken during periods of sick leave, military leave, or any other Company or Affiliate-approved leave of absence. Your Employment will not be regarded as terminated if you are transferred between the Company and an Affiliate, vice versa, or between two Company Affiliates.

Additional Conditions to Transfer
The Company will retain the Shares related to your RSUs until your RSUs vest as described above. Upon settlement of your vested RSUs, the Company will transfer the Shares to you as described above, either in book entry form or by share certificate.

You will not receive the Shares unless and until all of the following events occur and during the following periods of time:

(a) Until the Shares are approved, registered and listed with such federal, state, local and foreign regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable, or the Company deems such Shares to be exempted therefrom.

(b) During any period of time which the Company deems that the issuance of the Shares may violate a federal, state, local, or foreign law, rule or regulation, or any applicable securities exchange or listing rule or agreement, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell; or

(c) Until you have paid or made suitable arrangements to pay (which may include payment through the surrender of Common Stock) (i) all federal, state, local and foreign tax withholding required by the Company in connection with the issuance or the vesting and settlement of the RSUs and (ii) the employee’s portion of other federal, state, local and foreign payroll and other taxes due in connection with the issuance or the vesting and settlement of the RSUs. In the event you have not paid or made suitable arrangements to pay all such required withholding amounts within 10 days following the applicable vesting date of the RSUs, your right to all such shares of Common Stock issuable in settlement of such RSUs hereunder will be forfeited

Dividend Equivalents and Voting
In the event that the Company pays a cash dividend in respect to Shares following the Date of Grant and prior to the applicable settlement date, there shall be credited to your account in respect of each outstanding RSU an amount equal to such per share dividend. The amount so credited shall be deferred (without interest) until the vesting and settlement of such related RSU and shall be forfeited upon the forfeiture of such related RSU prior to vesting and settlement. The Administrator may, in its discretion, determine, in connection with any such crediting, whether such crediting will be in cash, additional RSUs or other notional instrument; provided that in the absence of any such determination, such crediting will be in cash. You will not have any voting rights on any RSUs.

Tax Withholdings
You will incur taxes on the RSUs once they become vested and are settled through the issuance of shares of Common Stock (or cash or other consideration in the case of a Change in Control, as applicable). It is your responsibility to make arrangements for covering the taxes associated with this income. Options for fulfilling tax obligations include, at your discretion, surrendering shares of Common Stock or other consideration that would have been issued to you upon the vesting and settlement of the RSUs. The fair market value of the surrendered shares of Common Stock, determined as of the date when taxes would have been withheld, will be applied as a credit against the withholding taxes.

Representation
You hereby agree, warrant and represent that you will acquire the shares of Common Stock to be issued hereunder for your own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. You further agree to not at any time make any offer, sale, transfer, pledge or other disposition (including with respect to any settlement of any hedging transaction) of such shares to be issued hereunder without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. You shall execute such instruments, representations, acknowledgements and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or foreign law, rule or regulation, or any securities exchange rule or listing agreemen

The sole purpose of the agreements, warranties and representations set forth in the immediately preceding paragraph is to prevent violations of the Securities Act of 1933, as amended, and any applicable state securities laws.

Stock Dividend, Stock Split and Similar Capital Changes
In the event of any change in the outstanding shares of the Common Stock of the Company as a result of consolidation, transfer of assets, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number of kind of shares subject to this Agreement shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator, whose decision shall be final, binding and conclusive in the absence of clear and convincing evidence of bad faith.

No Effect on Status as an Employee
Nothing herein guarantees your status as an Employee for any specified period of time. You recognize that, for instance, you may terminate your Continuous Service or the Company or any of its Affiliates or any successors thereto may terminate your Continuous Service prior to the date on which your RSUs become vested

No Effect on Corporate Authority
You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration
Any dispute or disagreement between you and the Company with respect to any portion of this Agreement or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration, at a location designated by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company.

Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices
Any notice you give to the Company must be in writing and either hand‐delivered or mailed to the office of the General Counsel of the Company. If mailed, it should be addressed to the General Counsel of the Company at its then main headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand‐delivered or, if mailed, on the day such notice is postmarked.

Conflicting Terms	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

[Signature page follows]

Please sign the copy of this Restricted Stock Unit Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

MODIVCARE INC.
By:
Name:
Title:

ACKNOWLEDGEMENT

I hereby acknowledge receipt of a copy of the Plan. I hereby represent that I have read and understood the terms and conditions of the Plan and of the Restricted Stock Unit Agreement. I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of the Restricted Stock Unit Agreement. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this Restricted Stock Unit Agreement. I accept this Restricted Stock Unit Agreement in full satisfaction of any previous written or verbal promise made to me by the Company or any of its Affiliates with respect to option or stock grants.

PARTICIPANT:

By:
Address:

[Signature Page to Restricted Stock Unit Agreement]